Exhibit 99.1
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                              FOR IMMEDIATE RELEASE
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                                   May 5, 1997
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DIGNITY PARTNERS ANNOUNCES FIRST QUARTER EARNINGS
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     SAN  FRANCISCO-(May 5, 1997) Dignity  Partners,  Inc. (DPNR)

 today reported net income of $1,095,000 (or $.27 per share based on 4,108,991  weighted average outstanding shares)  for  the  quarter ended  March  31,  1997,  compared  to $294,000(or $.10 per share based on 3,089,467 weighted average outstanding shares) for the quarter ended March 31, 1996. Included in such net income were a

$871,000 pre-tax gain on assets sold, a $700,000 pre-tax gain on the sale of convertible preferred shares of American Information

Company, Inc., and a $935,000 net loss in the Company's wholly owned financing subsidiary which was reserved for by Dignity Partners, Inc.

Also included in such net income is a $250,000 reserve for legal expenses in connection with federal and state class action lawsuits filed against the Company and its officers and directors.


         For many reasons (including the 1996 reclassification

into "assets held for sale" of a substantial portion of the

Company's assets and related accounting consequences), the

Company's results of operations and cash flows for the

quarter ended March 31, 1997 are not comparable to the

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quarter ended March 31, 1996.

         Through March 31, 1997, the Company had sold or entered

into agreements to sell 373 policies, representing $29.2

million in aggregate face value, for an aggregate purchase

price of $19.5 million.  As a result of these sales, the

Company reported a pre-tax loss of $180,000 in 1996 and a

pre-tax gain of $871,000 in the first quarter of 1997 and

expects to report a pre-tax gain of $638,000 in the second

quarter of 1997.  This expectation is a forward looking

statement within the meaning of the Private Securities

Litigation Act of 1995.  Such statement involves risks and

uncertainties that could cause actual results to differ

materially from those discussed.  Among the factors that

could cause actual results to differ from expectations are

the amount and timing of actual receipt of sale proceeds.


     In October 1996, the Board of Directors of the Company

approved a share repurchase program pursuant to which the Company is authorized to purchase from time to time up to 1 million

shares of Common Stock at prevailing market prices. As of March

31, 1997, the Company had repurchased 273,500 shares pursuant to the program. In April 1997 the Company repurchased an additional

365,000 shares.

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     The following is summary balance sheet information as
of March 31, 1997:


     Cash and cash equivalents..................$14,182,081

     Restricted cash (1).........................$4,335,177

     Investment securities.......................$2,275,583

     Assets held for sale........................$3,365,846

     Purchased life insurance policies..........$39,017,973

     Investment in convertible preferred shares..$1,864,128

     Total Assets...............................$66,185,709


     Reserve for equity interest in wholly owned
       financing subsidiary......................$5,256,839

     Long term notes payable....................$39,084,011

     Total Liabilities..........................$45,285,557

     Total Stockholders' Equity.................$20,900,152


(1) $4.2 million of restricted cash is pledged by the Company's wholly owned financing subsidiary, Dignity Partners Funding
Corp., to secure the repayment of long term notes payable.




(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: INSURANCE EARNINGS).
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CONTACTS:
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DIGNITY PARTNERS, INC., SAN FRANCISCO.
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Alan B. Perper, 415/394-9467
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